Exhibit 99.1

Regulus Therapeutics Reports Second Quarter 2023 Financial Results and Recent Updates

First patient dosed in second cohort of patients with Autosomal Dominant Polycystic Kidney Disease

(ADPKD) in Phase 1b Multiple-Ascending Dose (MAD) study of RGLS8429

R&D Day to discuss our ADPKD program to be held Wednesday, September 6th

Strengthened leadership through appointments of Preston S. Klassen, M.D. as President and Head of

Research & Development and Curtis A. Monnig, Ph.D. as Vice President of CMC

SAN DIEGO, August 8, 2023 – Regulus Therapeutics Inc. (Nasdaq: RGLS), a biopharmaceutical company focused on the discovery and development of innovative medicines targeting microRNAs (the “Company” or “Regulus”), today reported financial results and provided a corporate update for the second quarter ended June 30, 2023.

“Our phase 1b MAD study of RGLS8429 continues to progress with dosing of the first patient in the second cohort, and we look forward to sharing top-line data from the first cohort in the coming months,” said Jay Hagan, CEO of Regulus. “I would like to extend a warm welcome to our recent leadership hires, Preston Klassen M.D. and Curtis A. Monnig, Ph.D., who are already making meaningful contributions to Regulus and our R&D efforts. Lastly, we continue to be excited by the progress in our preclinical program in Amyotrophic Lateral Sclerosis in collaboration with Brigham and Women’s Hospital. This has been another productive quarter for Regulus, and we look forward to providing further updates in the coming quarters.”

Program Updates

RGLS8429 for ADPKD: In May 2023, the Company announced that, after reviewing all available blinded safety data, it advanced to the second cohort in the Phase 1b MAD clinical trial of RGLS8429 for the treatment of ADPKD. The Phase 1b MAD study is a double-blind, placebo-controlled trial evaluating the safety, tolerability, pharmacokinetics and pharmacodynamics (PK/PD) of RGLS8429 in adult patients with ADPKD. The study will evaluate RGLS8429 treatment across three different dose levels, including measuring changes in polycystins, height-adjusted total kidney volume (htTKV), cyst architecture, and overall kidney function.

In June 2023, the Company announced the dosing of the first patient in the second cohort of the trial. Patients in the second cohort will receive 2 mg/kg of RGLS8429 or placebo every other week for three months. The first cohort was dosed at 1 mg/kg of RGLS8429 or placebo every other week for three months. The Company is on track to report top-line data from the first cohort around the end of the third quarter of 2023. Similar to the dose escalation into the second cohort, all available blinded safety data will be reviewed prior to proceeding to the third cohort. The Company is also planning to amend the protocol to study fixed doses of RGLS8429 in additional patients with ADPKD to evaluate the feasibility of fixed versus weight-based dose administration.

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The Company has also completed the 27-week chronic toxicity study of RGLS8429 in mice. No RGLS8429-related toxicity, including CNS effects, was observed at any dose level up to the top dose of 300 mg/kg administered every other week. The Company plans to initiate the 39-week chronic toxicity study of RGLS8429 in non-human primates later this year.

The Company also announced the date for an R&D Day focused on its ADPKD program. On September 6, 2023, the Company will be joined by several ADPKD experts to discuss the unmet need in ADPKD, the role of genetics and polycystin in driving disease pathology, and the historical preclinical and clinical data that support targeting miR-17 as a therapeutic approach. The R&D Day is being scheduled in advance of the anticipated data from the first cohort around the end of the third quarter of 2023.

Collaboration Agreement with Brigham and Women’s Hospital: In June 2023, the Company announced that they had advanced to evaluation of compounds of interest in in vivo models in their collaboration with the laboratories of Oleg Butovsky, Ph.D., and Howard L. Weiner, M.D., at Brigham and Women’s Hospital and the Foundation for Neurologic Diseases (Boston, MA). The compounds being evaluated are oligonucleotides designed to inhibit miR-155 for the treatment of Amyotrophic Lateral Sclerosis (ALS, or Lou Gehrig’s disease).

Corporate Highlights

Strengthened Research and Development Leadership: In June 2023, the Company announced the appointment of Preston S. Klassen, M.D., as President and Head of Research & Development and a member of the Board of Directors. Prior to Regulus, Dr. Klassen was President and CEO of Metacrine. Before that, he held positions at Arena Pharmaceuticals, SANIFIT, Orexigen Therapeutics and Amgen. Dr. Klassen is a nephrologist by training who brings over 20 years of experience in pharmaceuticals, including positions in leadership, medical affairs, and research and development across multiple therapeutic areas. Additionally, the Company announced the appointment of Curtis A. Monnig, Ph.D., as Vice President of CMC. Dr. Monnig came to Regulus from January Therapeutics where he was Vice President of CMC.

Financial Results

Cash Position: As of June 30, 2023, Regulus had $37.3 million in cash and cash equivalents. The Company expects its cash runway to extend into mid-2024.

Research and Development (R&D) Expenses: Research and development expenses were $5.0 million and $9.9 million for the three and six months ended June 30, 2023, respectively, compared to $4.7 million and $8.4 million for the same period in 2022, respectively. These amounts reflect internal and external costs associated with advancing our clinical and preclinical pipeline.

General and Administrative (G&A) Expenses: General and administrative expenses were $2.3 million and $4.8 million for the three and six months ended June 30, 2023, respectively, compared to $2.5 million and $5.4 million for the same periods in 2022, respectively. These amounts reflect personnel-related and ongoing general business operating costs.

Net Loss: Net loss was $7.0 million, or $0.37 per share (basic and diluted), and $14.2 million, or $0.79 per share (basic and diluted), for the three and six months ended June 30, 2023, compared to $7.3 million, or $0.50 per share (basic and diluted), and $14.0 million, or $0.96 per share (basic and diluted), for the same period in 2022.

About ADPKD

Autosomal Dominant Polycystic Kidney Disease (ADPKD), caused by mutations in the PKD1 or PKD2 genes, is among the most common human monogenic disorders and a leading cause of end-stage renal disease. The disease is characterized by the development of multiple fluid filled cysts primarily in the kidneys, and to a lesser extent in the liver and other organs. Excessive kidney cyst cell proliferation, a central pathological feature, ultimately leads to end-stage renal disease in approximately 50% of ADPKD patients by age 60. Approximately 160,000 individuals are diagnosed with the disease in the United States alone, with an estimated global prevalence of 4 to 7 million.

About RGLS8429

RGLS8429 is a novel, next generation oligonucleotide for the treatment of ADPKD designed to inhibit miR-17 and to preferentially target the kidney. Administration of RGLS8429 has shown robust data in preclinical models, where clear improvements in kidney function, size, and other measures of disease severity have been demonstrated along with a superior pharmacologic profile in preclinical studies compared to Regulus’ first-generation compound, RGLS4326. Regulus announced completion of the Phase 1 SAD study in September 2022. The Phase 1 SAD study demonstrated that RGLS8429 has a favorable safety and PK profile. RGLS8429 was well-tolerated with no serious adverse events reported and plasma exposure was approximately linear across the four doses tested and is similar to the PK data from the first-generation compound. In April 2023, Regulus announced completion of enrollment for the first cohort of patients in the Phase 1b MAD study and after review of all available safety data, advanced to the second cohort where patients will receive 2 mg/kg of RGLS8429 or placebo every other week for three months. The Company also recently completed the 27-week chronic toxicity study of RGLS8429 in mice. No RGLS8429-related toxicity, including CNS effects, was observed at any dose level up to the top dose of 300 mg/kg administered every other week.

About Regulus

Regulus Therapeutics Inc. (Nasdaq: RGLS) is a biopharmaceutical company focused on the discovery and development of innovative medicines targeting microRNAs. Regulus has leveraged its oligonucleotide drug discovery and development expertise to develop a pipeline complemented by a rich intellectual property estate in the microRNA field. Regulus maintains its corporate headquarters in San Diego, CA.

Forward-Looking Statements

Statements contained in this presentation regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements associated with the Company’s RGLS8429 program, the expected timing for initiating clinical studies, potentially achieving therapeutic efficacy and clinical translation for ADPKD patients, the expected timing for reporting topline data, the timing and future occurrence of other preclinical and clinical activities and the expected length of our cash runway. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Words such as “believes,” “anticipates,” “plans,” “expects,” “intends,” “will,” “goal,” “potential” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon Regulus’ current expectations and involve assumptions that may never materialize or may prove to be incorrect. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties, which include, without limitation, the approach we are taking to discover and develop drugs is novel and may never lead to marketable products, preliminary or initial results may not be indicative of future results, preclinical and clinical studies may not be successful, risks related to regulatory review and approval, risks related to our reliance on third-party collaborators and other third parties, risks related to intellectual property, risks associated with the process of discovering, developing and commercializing drugs that are safe and effective for use as human therapeutics and in the endeavor of building a business around such drugs, and the risk additional toxicology data may be negative and our need for additional capital. These and other risks are described in additional detail in Regulus’ filings with the Securities and Exchange Commission, including under the “Risk Factors” heading of Regulus’ most recently filed quarterly report on Form 10-Q. All forward-looking statements contained in this press release speak only as of the date on which they were made. Regulus undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

Investor Relations Contact:

Cris Calsada

Chief Financial Officer

858-202-6376

ccalsada@regulusrx.com

Media Contact:

Sarah Sutton

Argot Partners

212-600-1902

regulus@argotpartners.com

Regulus Therapeutics Inc.

Selected Financial Information

Condensed Statement of Operations

(In thousands, except share and per share data)

	Three months ended June 30,		Six months ended June 30,
	2023	2022	2023	2022
Operating expenses:
Research and development	4,976	4,708	9,901	8,387
General and administrative	2,339	2,467	4,783	5,357

Total operating expenses	7,315	7,175	14,684	13,744

Loss from operations	(7,315)	(7,175)	(14,684)	(13,744)
Other (expense) income, net	303	(83)	533	(232)

(Loss before income taxes	(7,012)	(7,258)	(14,151)	(13,976)
Income tax expense	(1)	—	(1)	(1)

Net loss	$(7,013)	$(7,258)	$(14,152)	$(13,977)

Other comprehensive loss:
Unrealized loss on short-term investments, net	—	(36)	—	(36)

Comprehensive loss	(7,013)	(7,294)	(14,152)	(14,013)

Net loss per share, basic and diluted	$(0.37)	$(0.50)	$(0.79)	$(0.96)

Weighted average shares used to compute basic and diluted net loss per share:	19,101,969	14,612,312	17,979,343	14,604,594

	June 30, 2023	December 31, 2022
Cash, cash equivalents and short-term investments	$37,263	$39,160
Total assets	43,647	46,716
Term loan, less debt issuance costs	2,922	4,511
Stockholders’ equity	33,997	33,291